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[WORLDCOM LETTERHEAD]





FOR MEDIA:                                           FOR INVESTORS:
Josh Howell, (601) 360-8750                          Gary Brandt, (601) 360-8544
Mark Weeks, 011-44-171-570-5759
Joele Frank, Abernathy/MacGregor, (212) 371-5999
Lucas van Praag, Brunswick Group, 011-44-171-404-5959


FOR IMMEDIATE RELEASE

                WORLDCOM RESPONDS TO GTE PROPOSAL TO ACQUIRE MCI

         Jackson, Miss., October 15, 1997 -- WorldCom, Inc. (NASDAQ: WCOM) today issued the following statement in response to the proposal from GTE Corporation (NYSE: GTE) to acquire MCI Communications Corporation (NASDAQ:MCIC).

         "Our $41.50 offer provides superior near-term and long-term value for MCI shareholders. The financial benefits and powerful synergies of our offer are compelling for the stockholders of MCI and WorldCom. WorldCom and MCI have more compatible cultures than GTE and MCI and share a common entrepreneurial spirit, enabling WorldCom-MCI to compete more effectively. We believe together we can create a more exciting future for the management, employees and customers of MCI as we form the preeminent communications company for the next decade and beyond."

         On October 1, WorldCom offered to acquire all of the outstanding shares
of MCI for $41.50 of WorldCom common stock per MCI share.   WorldCom is a global
telecommunications company. Operating in more than 50 countries, the company is a premier provider of facilities-based and fully integrated local, long distance, international and Internet services. WorldCom's subsidiary, UUNET Technologies, Inc., is an international provider of Internet services with over 1,000 Points of Presence (POPs) throughout the United States and in Canada, Europe and the Asia-Pacific region. WorldCom's World Wide Web address is http://www.wcom.com. The common and depository shares of WorldCom trade on the NASDAQ National Market (US) under the symbols WCOM and WCOMP, respectively.


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